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                                                                    Exhibit 20.3

                    NATIONSBANC MONTGOMERY SECURITIES, INC.

February 19, 1998

Board of Directors
National City Corporation
National City Center
1900 East Ninth St.
Cleveland, OH 44114-3484
Gentlemen:

     We understand that First of America Bank Corporation, a Michigan corporation ("FOA"), and National City Corporation, a Delaware corporation ("National City"), have entered into a Merger Agreement dated November 30, 1997 (the "Merger Agreement"), pursuant to which FOA will be merged with and into National City, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $10.00 par value per share ("FOA Common Stock"), of FOA will be converted into and exchangeable for 1.2 shares of the common stock, $4.00 par value per share ("National City Common Stock"), of National City, subject to certain adjustments (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the Consideration to be paid by National City pursuant tot he Merger is fair to National City from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to FOA and National City, including the consolidated financial statements for recent years and interim periods to September 30, 1997 and certain other relevant financial and operating data relating to FOA and National City made available to us from published sources and from the internal records of FOA and National City; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, FOA Common Stock and National City Common Stock; (iv) compared FOA and National City from a financial point of view with certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of National City and FOA certain information of a business and financial nature regarding National City and FOA, furnished to us by them, including financial forecasts of synergies for the Merger; (vii) reviewed third party analysts' estimates as to the future financial performance of National City and FOA; (viii) made inquires regarding and discussed the Merger and the Merger Agreement and other matters related thereto with National City's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts of synergies for the Merger provided to us by National City's management, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably estimated by National City's management at the time of preparation and that they provide a reasonable basis upon which we can form our opinion. We have also assumed with your consent that the third party analysts' estimates as to the future financial performance of National City and FOA provide a reasonable basis upon which we can form our opinion. We have assumed that there have been no material changes in National City's or FOA's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to National City on all legal matters with

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respect to National City, FOA, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of National City and FOA are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of National City or FOA, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by National City of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that could have a meaningful effect on the contemplated benefits of the Merger.

     We have acted as financial advisor to National City in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by National City pursuant to the Merger is fair to National City from a financial point of view, as of the date hereof.

     This opinion is directed to the Board of Directors of National City in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to be paid by National City and does not address the relative merits of the Merger and any alternatives to the Merger, National City's underlying decision to proceed with or effect the Merger, or any other aspect to the Merger. This opinion may not be used or referred to by National City, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or registration statement filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.
                                            Very truly yours,

                                            NATIONSBANC MONTGOMERY
                                              SECURITIES, INC.

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